Exhibit 5.1
Darren K. DeStefano
(703) 456-8034
ddestefano@cooley.com
June 14, 2010
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, Maryland 20877
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by BroadSoft, Inc., a Delaware corporation (the “Company”) of a Registration Statement (No. 333-165484) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to eight million six hundred twenty-five thousand (8,625,000) shares of common stock, which includes up to five million seven hundred seventy-nine thousand eight hundred ninety-five (5,779,895) shares to be sold by the Company (the “Company Shares”), including seven hundred thirty-one thousand seven hundred sixty-four (731,764) shares for which the underwriters have been granted an over-allotment option and up to two million eight hundred forty-five thousand one hundred five (2,845,105) shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), including three hundred ninety-three thousand two hundred thirty-six (393,236) Selling Stockholder Shares for which the underwriters have been granted an over-allotment option.
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Eighth Restated Certificate of Incorporation and By-Laws, as currently in effect, (c) the Company’s First Certificate of Amendment to Eighth Restated Certificate of Incorporation, as currently in effect, (d) the Company’s Second Certificate of Amendment to Eighth Restated Certificate of Incorporation, as currently in effect, (e) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.6 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement and (f) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

BroadSoft, Inc.
June 14, 2010
Page Two
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Selling Stockholder Shares have been duly authorized by the Company, the Company Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and the Selling Stockholder Shares are, or upon exercise of applicable warrants in accordance with their terms will be, validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM